Filed Pursuant to Rule 424(b)(3)
Registration No. 333-183352

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PROSPECTUS
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1ST CONSTITUTION BANCORP

Subscription Rights To Purchase Up To
 555,555 Shares Of Common Stock, No Par Value

We are distributing, at no charge to holders of our common stock, non-transferable subscription rights to purchase up to 555,555 shares of our common stock. For each share of common stock held of record at the close of business on September 5, 2012, you will receive 0.109 of a subscription right.  Each whole subscription right will entitle you to purchase one share of our common stock at a subscription price equal to $9.00 per share of common stock.  Subscription rights may only be exercised in whole numbers; we will not issue fractional shares of common stock upon exercise of subscription rights and, to the extent that the number of subscription rights that are distributed to you on the record date is not a whole number, the shares of common stock issuable upon exercise of the subscription rights will be rounded down to the nearest whole share for purposes of determining the number of shares of common stock for which you may subscribe. Any excess subscription funds will be returned, without interest or penalty, as soon as practicable after the expiration of the offering period.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on October 5, 2012, unless we extend the offering period in our sole discretion. You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold or transferred.

If you exercise all of the subscription rights distributed to you, you will also be entitled to purchase additional shares not purchased by other shareholders pursuant to the over-subscription privilege described in this prospectus.

We may in our sole discretion cancel the rights offering at any time and for any reason. If we cancel this offering, the subscription agent will return all subscription payments it has received for the cancelled offering without interest or penalty.

The shares are being offered directly by us without the services of an underwriter or selling agent.

Our common stock is listed on the NASDAQ Global Market under the symbol “FCCY”.  The shares of common stock issued in the rights offering will also be listed on the NASDAQ Global Market under the same symbol.  On August 13, 2012, the closing price for the common stock was $9.50 per share.

Investing in our common stock involves risks.  You should carefully review and consider the information contained in this prospectus, including the risk factors beginning on Page 14 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before exercising your subscription rights. See “Where You Can Find More Information.”

As of August 13, 2012, the aggregate market value of our outstanding common equity held by non-affiliates was approximately $38,296,039, which was calculated based on 4,031,162 shares of outstanding common stock held by non-affiliates and on a price per share of $9.50, the closing price of our common stock on August 13, 2012. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.   ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE DEPOSIT INSURANCE FUND, THE COMMISSIONER OF BANKING AND INSURANCE OF THE STATE OF NEW JERSEY OR ANY OTHER GOVERNMENTAL AGENCY OR FUND.

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Our principal executive offices are located at 2650 Route 130 North, Cranbury, New Jersey 08512 and our telephone number is (609) 655-4500.

The date of this prospectus is September 6, 2012.

ABOUT THIS PROSPECTUS

Unless this prospectus indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “1st Constitution Bancorp” or the “Company” as used in this prospectus refer to 1st Constitution  Bancorp and, as the context requires, its subsidiaries including 1st Constitution Bank, 1st Constitution Capital Trust II, 1st Constitution Investment Company of New Jersey, Inc., FCB Assets Holdings, Inc., 204 South Newman Street Corp., 249 New York Avenue LLC, and 1st Constitution Title Agency, LLC.  The term the “Bank” as used in this prospectus refers to 1st Constitution Bank.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any exercise of the rights or sale of the securities.

The distribution of this prospectus and the offering and sale of our shares of common stock in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer of, or a solicitation of an offer to buy, any common shares in any jurisdiction in which such offer or invitation would be unlawful.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered “forward looking statements” within the meaning of United States securities laws. In addition, the Company and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about the Company’s confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as risk factors specific to the Company and its subsidiaries, including the Bank. Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the risk factors discussed elsewhere in this prospectus or disclosed in our other SEC filings.

Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this prospectus is filed with the SEC. The Company undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC, other than as required by law.  The risk factors discussed in this prospectus are not intended to be a complete summary of all risks and uncertainties that may affect our business. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate the Company. Any investor in the Company should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents we incorporate by reference contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the common stock of the Company, and our business.

What is the rights offering?

We are distributing to holders of our common stock as of 5:00 p.m., New York City time, on September 5, 2012, which is the record date for this rights offering, at no charge, non-transferable subscription rights to purchase up to 555,555 shares of our common stock.

For each share of common stock held of record at the close of business on September 5, 2012, you will receive 0.109 of a subscription right.  Each whole subscription right will entitle you to purchase one share of our common stock at a subscription price equal to $9.00 per share of common stock.  Subscription rights may only be exercised in whole numbers; we will not issue fractional shares of common stock upon exercise of subscription rights and, to the extent that the number of subscription rights that are distributed to you on the record date is not a whole number, the shares of common stock issuable upon exercise of the subscription rights will be rounded down to the nearest whole share for purposes of determining the number of shares of common stock for which you may subscribe. Any excess subscription funds will be returned, without interest or penalty, as soon as practicable after the expiration of the offering period.

Why are we conducting the rights offering?

We are conducting the rights offering (1) to raise equity capital and (2) to provide our existing shareholders with the opportunity to purchase our common stock.  We intend to use the net proceeds of the rights offering for general corporate purposes.

Am I required to exercise the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to fully exercise your basic subscription privilege and other shareholders fully exercise their basic subscription privilege, the percentage of our common stock owned by these other shareholders will increase relative to your ownership percentage, and your voting and other rights will likewise be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to subscribe to purchase additional shares pursuant to the over-subscription privilege and your ownership percentage in our common stock and related voting and other rights may be further diluted.

What is the basic subscription privilege?

For each whole subscription right that you own, you will have a basic subscription privilege to buy from us one share of our common stock at a subscription price of $9.00 per share. You may exercise your basic subscription privilege for some or all of your subscription rights, or you may choose not to exercise any subscription rights.

For example, if you owned 1,000 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive 109 subscription rights and would have the right to purchase 109 shares of common stock for $9.00 per share with your basic subscription privilege.

What is the over-subscription privilege?

If you exercise all of the subscription rights distributed to you pursuant to the basic subscription privilege, you will also have the opportunity to purchase additional shares not purchased by other shareholders pursuant to their basic subscription privilege at the same subscription price per share that applies to the basic subscription privilege.

We will be able to satisfy your exercise of the over-subscription privilege only if other shareholders do not elect to purchase all of the shares offered under their basic subscription privilege.  We will satisfy over-subscription requests to the extent sufficient shares are available following the exercise of rights under the basic subscription privilege, provided that we reserve the right to reject in whole or in part any over-subscription requests, regardless of the availability of shares to satisfy these requests.  If the number of shares of common stock requested by all holders exercising the over-subscription privilege is less than the total number of shares available, then each person exercising the over-subscription privilege will receive the total number of shares requested.

If there are not enough shares of common stock available in the offering to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available shares pro rata among the over-subscribing rights holders.  “Pro rata” means in proportion to the number of shares of common stock that you and the other holders of subscription rights have subscribed for by exercising the over-subscription privileges.  Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

What are the limitations on the exercise of the basic subscription privilege and over-subscription privilege?

In the event that the exercise by a shareholder of the basic subscription privilege or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use net operating losses, tax credits and other tax assets, which we refer to as the “Tax Attributes,” under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce the maximum exercise by such shareholder of the basic subscription privilege and/or the over-subscription privilege to such number of rights as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.

In addition, under applicable federal and state banking laws, any purchase of shares of our common stock may also require the prior clearance or approval of, or prior notice to, federal and state bank regulatory authorities if the purchase will result in any person or entity or group of persons or entities acting in concert owning or controlling shares in excess of such threshold ownership interest.

The Company will reject any request for shares pursuant to the over-subscription privilege that the Company believes would result in any shareholder, alone or together with all Affiliates and Associates (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), acquiring beneficial ownership of an aggregate of twelve percent (12%) or more of the issued and outstanding shares of common stock of the Company as a result of the acquisition of such shares.  See “The Rights Offering—Subscription Rights—Over-Subscription Privilege” and “Description of Capital Stock—Common Stock—Anti-Takover Provisions”.

How soon must I act to exercise my subscription rights?

The rights may be exercised beginning on the date of this prospectus through the expiration date, which is 5:00 p.m., New York City time, on October 5, 2012. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you at or before the expiration date. Although we have the option of extending the expiration date of the subscription period, we currently do not intend to do so.

May I transfer my rights?

No, you may not sell, transfer or assign your rights to anyone else.

Are we requiring a minimum subscription to complete the rights offering?

No. However, our Board of Directors reserves the right to cancel the rights offering for any reason, including if our Board of Directors believes that there is insufficient participation by our shareholders. If the rights offering is cancelled, all subscription proceeds received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

How was the subscription price determined?

The subscription price was established by our Board of Directors based on a number of factors, including, without limitation, analysis from our financial advisor, data relating to comparable rights oferings by other public companies, including a range of discounts that the subscription prices represented to the then prevailing and historical trading prices for those offerings, and the current economic and financial market condition.  For a more detailed list of the factors considered in determining the subscription price, please refer to “The Rights Offering—Subscription Price” below.

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. We cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

Are there any other conditions to the completion of the rights offering?

Yes. The completion of the rights offering is subject to the conditions described under “The Rights Offering—Conditions and Cancellation.”

Can the rights offering be cancelled?

Yes. We may cancel the rights offering at any time prior to the expiration date and for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering.

How do I exercise my subscription rights?

You must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your over-subscription privilege), to the subscription agent before 5:00 p.m., New York City time, on October 5, 2012. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent prior to the expiration of the rights offering period, you may follow the guaranteed delivery procedures described under “The Rights Offering—Notice of Guaranteed Delivery.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your basic subscription privilege and, if applicable, any over-subscription request that we have accepted to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional shares. If the payment exceeds the subscription price for the full exercise of your basic subscription privilege and any applicable over-subscription request that we have accepted, or if you subscribe for more shares than you are eligible to purchase pursuant to the over-subscription privilege, then the excess will be returned to you as soon as practicable. You will not receive interest on any payments refunded to you under the rights offering.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, the subscription agent will return, without interest or penalty, as soon as practicable all subscription payments. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

What form of payment must I use to pay the subscription price?

You must timely pay the full subscription price for the full number of shares of common stock you wish to acquire under the basic subscription privilege and any over-subscription request by delivering to the subscription agent a certified or cashier’s check, a bank draft drawn on a U.S. bank, or a personal check that clears before the expiration date of the rights offering.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If your shares of common stock are held in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. You will not receive a subscription rights certificate. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.

We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

If you wish to participate in the rights offering and purchase shares of our common stock, please contact the record holder of your shares promptly. Your bank, broker or other nominee holder is the holder of the shares you own and must exercise the subscription rights on your behalf for shares you wish to purchase. Your broker, dealer, custodian bank or other nominee may establish a deadline prior to the 5:00 p.m., New York City time, on October 5, 2012, which we established as the expiration date of the rights offering.

After I exercise my subscription rights, can I change my mind?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $9.00 per share.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and the risks described in documents incorporated by reference in this prospectus, including but not limited to the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012.

Has our Board of Directors made a recommendation to our shareholders regarding the rights offering?

No. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price of our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering period or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to decide whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and the risks described in documents incorporated by reference in this prospectus, including but not limited to the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and “Management’s Discussion of Financial Condition and Results of Operation” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012.

What fees or charges apply if I exercise my subscription rights?

We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker or other holder of your shares, you are responsible for paying any fees that person may charge.

How do I exercise my subscription rights if I live outside of the United States or have a U.S. military post office or foreign post office address?

The subscription agent will hold subscription rights certificates for shareholders having addresses outside the United States or who have a U.S. military post office or foreign post office address. In order to exercise subscription rights, our foreign shareholders and shareholders with a U.S. military post office or foreign post office address must notify the subscription agent and timely follow other procedures described below under the heading “The Rights Offering—Foreign Shareholders.”

When will I receive my new shares of common stock?

All shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for the issuance of the shares of common stock purchased pursuant to the basic subscription privilege. Shares purchased pursuant to the over-subscription privilege will be issued as soon as practicable after the expiration date of the rights offering and following the completion of any pro-rations as may be necessary in the event the over-subscription requests exceed the number of shares available to satisfy such requests. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

Will the subscription rights be listed on a stock exchange or trading market?

The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on the NASDAQ Global Market or any other stock exchange or trading market. Our common stock trades on the NASDAQ Global Market under the symbol “FCCY” and the shares to be issued in connection with the rights offering will be eligible for trading on the NASDAQ Global Market under the same symbol.

What are the U.S. federal income tax consequences of exercising my subscription rights?

The receipt and exercise of subscription rights pursuant to the basic subscription privilege or subscription for shares pursuant to the over-subscription privilege should generally not be taxable for U.S. federal income tax purposes. You should, however, seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See “Certain Material U.S. Federal Income Tax Consequences.”

What happens if I choose not to exercise my subscription rights?

You are not required to exercise your subscription rights or otherwise take any action in response to this rights offering. If you do not exercise your subscription rights and the rights offering is completed, the number of shares of our common stock you own will not change but your percentage ownership of our total outstanding voting stock will decrease because shares will be purchased by other shareholders in the rights offering. Your percentage ownership of our voting stock may also decrease if you do not exercise your basic subscription privilege in full.

How many shares of common stock will be outstanding after the rights offering?

As of August 13, 2012, there were 5,131,933 shares of our common stock outstanding. We will issue up to 555,555 shares of common stock in the rights offering, depending on the number of rights that are exercised. Assuming that no options or warrants are exercised and there are no other changes in the number of outstanding shares prior to the expiration of the rights offering, if we issue all 555,555 shares of common stock available in this rights offering, we would have 5,687,488 shares of common stock outstanding following the completion of the rights offering.

How much money will we receive from the rights offering?

The total proceeds to us from the rights offering will depend on the number of subscription rights that are exercised. If we issue all 555,555 shares available in the rights offering, the total proceeds to us, before expenses, will be $5 million.

What if I have more questions?

If you have more questions about the rights offering or need additional copies of the rights offering documents, please contact Robert F. Mangano, President and Chief Executive Officer, or Joseph M. Reardon, Senior Vice President and Treasurer, at (609) 655-4500.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  Because it is a summary, it does not contain all of the information that you should consider before investing in our securities.  You should read the entire prospectus carefully, including the “Risk Factors” section and the other documents we refer to and incorporate by reference, in order to understand this offering fully.  In particular, we incorporate important business and financial information into this prospectus by reference.

Company Information

1st Constitution Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Company was organized under the laws of the State of New Jersey in February 1999 for the purpose of acquiring all of the issued and outstanding stock of 1st Constitution Bank and thereby enabling the Bank to operate within a bank holding company structure. The Company became an active bank holding company on July 1, 1999. The Bank is a wholly-owned subsidiary of the Company. Other than its investment in the Bank, the Company currently conducts no other significant business activities. Our website address is www.1stconstitution.com. None of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

The common stock of the Company is listed on the NASDAQ Global Market under the symbol “FCCY”.  Our principal executive offices are located at 2650 Route 130 North, Cranbury, New Jersey 08512 and our telephone number is (609) 655-4500.

Rights Offering Summary

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered
We are distributing, at no charge to holders of our common stock, non-transferable subscription rights to purchase up to 555,555 shares of our common stock.  For each share of common stock held of record at the close of business on September 5, 2012, you will receive 0.109 of a subscription right.  Each whole subscription right will entitle you to purchase one share of our common stock at a subscription price equal to $9.00 per share of common stock.  Subscription rights may only be exercised in whole numbers; we will not issue fractional shares of common stock upon exercise of subscription rights and, to the extent that the number of subscription rights that are distributed to you on the record date is not a whole number, the shares of common stock issuable upon exercise of the subscription rights will be rounded down to the nearest whole share for purposes of determining the number of shares of common stock for which you may subscribe.

Basic Subscription Privilege
For each whole right that you own, you will have a basic subscription privilege to buy from us one share of our common stock at the subscription price. You may exercise your basic subscription privilege for some or all of your rights, or you may choose not to exercise your rights.

Over-Subscription Privilege
If you exercise all of the subscription rights distributed to you pursuant to the basic subscription privilege, you will also have the opportunity to purchase additional shares not purchased by other shareholders pursuant to their basic subscription privilege at the same subscription price per share that applies to the basic subscription privilege.

We will be able to satisfy your exercise of the over-subscription privilege only if other shareholders do not elect to purchase all of the shares offered under their basic subscription privilege.  We will satisfy over-subscription requests to the extent sufficient shares are available following the exercise of rights under the basic subscription privilege, provided that we reserve the right to reject in whole or in part any over-subscription requests, regardless of the availability of shares to satisfy these requests.

If the number of shares of common stock requested by all holders exercising the over-subscription privilege is less than the total number of shares available, then each person exercising the over-subscription privilege will receive the total number of shares requested.  If there are not enough shares of common stock available in the offering to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available shares pro rata among the over-subscribing rights holders.  “Pro rata” means in proportion to the number of shares of common stock that you and the other holders of subscription rights have subscribed for by exercising the over-subscription privileges.  Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Subscription Price	$9.00 per share of common stock. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering period.

Limitation on Exercise of Basic Subscription Privilege and Over- Subscription Privilege
In the event that the exercise by a shareholder of the basic subscription privilege or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use Tax Attributes, under the Code, and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce the maximum exercise by such shareholder of the basic subscription privilege and/or the over-subscription privilege to such number of rights as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.

In addition, under applicable federal and state banking laws, any purchase of shares of our common stock may also require the prior clearance or approval of, or prior notice to, federal and state bank regulatory authorities if the purchase will result in any person or entity or group of persons or entities acting in concert owning or controlling shares in excess of such threshold ownership interest.

The Company will reject any request for shares pursuant to the over-subscription privilege that the Company believes would result in any shareholder, alone or together with all Affiliates and Associates (as defined in the Exchange Act), acquiring beneficial ownership of an aggregate of twelve percent (12%) or more of the issued and outstanding shares of common stock of the Company as a result of the acquisition of such shares.  See “The Rights Offering—Subscription Rights—Over-Subscription Privilege” and “Description of Capital Stock—Common Stock—Anti-Takover Provisions”.

Record Date	September 5, 2012

Expiration Date	The subscription rights will expire at 5:00 p.m., New York City time on October 5, 2012, unless the expiration date is extended.

Procedure for Exercising Rights
You must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your over-subscription privilege), to the subscription agent, Registrar and Transfer Company, before 5:00 p.m., New York City time, on October 5, 2012, unless the expiration date is extended.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

Use of Proceeds
The total proceeds to us from the rights offering will depend on the number of rights that are exercised. If we issue all 555,555 shares available in the rights offering, the total proceeds to us, before expenses, will be $5 million. We intend to use the net proceeds from the rights offering for general corporate purposes.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NASDAQ Global Market or any other stock exchange or trading market.

No Revocation
All exercises of subscription rights are irrevocable, even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to the rights offering.

Conditions to the Rights Offering	The completion of the rights offering is subject to the conditions described under “The Rights Offering - Conditions and Cancellation.”

Amendment; Cancellation
We may amend the terms of the rights offering or extend the subscription period of the rights offering. We also reserve the right to withdraw the rights offering at any time prior to the expiration date and for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering.

No Board Recommendation
Our Board of Directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See the section below entitled “Risk Factors.”

Issuance of Common Stock
If you purchase shares of common stock through the rights offering, we will issue those shares to you in book-entry, or uncertificated, form as soon as practicable after the completion of the rights offering. Stock certificates will not be issued for shares of our common stock purchased in the rights offering.

Listing of Common Stock
Our common stock is listed on the NASDAQ Global Market under the symbol “FCCY” and the shares to be issued in connection with the rights offering will also be listed on the NASDAQ Global Market under the same symbol.

Federal Income Tax Consequences
The receipt and exercise of subscription rights pursuant to the basic subscription privilege or subscription for shares pursuant to the over-subscription privilege will generally not be taxable for U.S. federal income tax purposes. You should, however, seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See “Certain Material U.S. Federal Income Tax Consequences.”

Subscription Agent	Registrar and Transfer Company

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained or incorporated by reference into this prospectus, including the information contained in the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Annual Report on Form 10-K for the year ended December 31, 2011, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, and any risks described in our other filings with the Securities and Exchange Commission, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act of 1934, as amended, before making a decision to invest in our common stock.

The risks described below and in the documents referred to in the preceding sentence are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Rights Offering

The subscription price determined for this rights offering is not an indication of the value of our common stock.

The subscription price was established by our Board of Directors based on a number of factors, including, without limitation, analysis from our financial advisor, data relating to comparable rights offerings by other public companies, including a range of discounts that the subscription prices represented to the then prevailing and historical trading prices for those offerings, and the current economic and financial market condition.  For a more detailed list of the factors considered in determining the subscription price, please refer to “The Rights Offering—Subscription Price” below.

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. We cannot assure you that the trading price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares purchased in the rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

Because we do not have any formal commitments from any of our shareholders to participate in the rights offering, the net proceeds we receive from the rights offering may be lower than currently anticipated.

We do not have any formal commitments from any of our shareholders to participate in the rights offering, and we cannot assure you that our other shareholders will exercise all or any part of their basic subscription privilege or their over-subscription privilege. If our shareholders subscribe for fewer shares of our common stock than anticipated, the net proceeds we receive from the rights offering could be reduced and we could incur damage to our reputation.

The rights offering may cause the price of our common stock to decline.

Depending upon the trading price of our common stock at the time of our announcement of the rights offering, the announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if the offering is completed, may result in a decrease in the trading price of our common stock. This decrease may continue after the completion of the rights offering. If that occurs, your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price.

Because you may not revoke or change your exercise of the subscription rights, you could be committed to buying shares above the prevailing trading price at the time the rights offering is completed.

Once you exercise your subscription rights, you may not revoke or change the exercise. The trading price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights, and, afterwards, the trading price of our common stock decreases below the $9.00 per share subscription price, you will have committed to buying shares of our common stock at a price above the prevailing trading price and could have an immediate unrealized loss.

Our common stock is traded on the NASDAQ Global Market under the symbol, “FCCY” and the closing sale price of our common stock on the NASDAQ Global Market on August 13, 2012 was $9.50 per share. There can be no assurances that the trading price of our common stock will equal or exceed the subscription price at the time of exercise or at the expiration of the subscription rights offering period.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period or be able to sell your shares at a price equal to or greater than the subscription price.

If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your broker, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a shareholder of the shares you purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, including the guaranteed delivery period and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

If you do not exercise your rights, you will suffer dilution.

If you do not exercise your rights, and other shareholder exercise their rights, you will suffer dilution of your percentage ownership of our equity securities relative to shareholders who exercise their rights.

As of August 13, 2012, there were 5,131,933 shares of our common stock outstanding. We will issue up to 555,555 shares of common stock in the rights offering, depending on the number of rights that are exercised.

Based on the number of shares of common stock outstanding as of August 13, 2012 and assuming that no options or warrants are exercised and there are no other changes in the number of outstanding shares prior to the expiration of the rights offering, if we issue all 555,555 shares of common stock available in this rights offering, we would have 5,687,488 shares of common stock outstanding following the completion of the rights offering.

We may cancel the rights offering at any time prior to the expiration of the rights offering period, and neither we nor the subscription agent will have any obligation to you except to return your subscription payment.

We may at our sole discretion cancel the rights offering at any time prior to the expiration of the rights offering period. If we elect to cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return to you, without interest or penalty, as soon as practicable any subscription payments.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Shareholders that desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date of the rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering period, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the rights offering.

Any uncertified personal check used to pay the subscription price in the rights offering must clear prior to the expiration date of the rights offering, and the clearing process may require five or more business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the expiration date, in which event you would not be eligible to exercise your subscription rights. You may eliminate this risk by paying the subscription price by certified or cashier’s check or bank draft drawn on a U.S. bank.

The rights are non-transferable and thus there will be no market for them.

You may not sell, transfer or assign your rights to anyone else. We do not intend to list the rights on any securities exchange or any other trading market. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

Risks Relating to Ownership of Our Common Stock

 A prolonging of the  economic downturn or the return of negative developments in the financial services industry could negatively impact our operations.

The global and U.S. economic downturn has resulted in uncertainty in the financial markets in general with the possibility of a slow recovery or a fall back into recession. The Federal Reserve, in an attempt to help the overall economy, has kept interest rates low through its targeted federal funds rate, the purchase of mortgage-backed securities and the purchase of the Treasury securities. If the Federal Reserve increases the federal funds rate, overall interest rates will likely rise which may negatively impact the housing markets and the U.S. economic recovery. A prolonging of the economic downturn or the return of negative developments in the financial services industry could negatively impact our operations by causing an increase in our provision for loan losses and a deterioration of our loan portfolio. Such a downturn may also adversely affect our ability to originate or sell loans. The occurrence of any of these events could have an adverse impact our financial performance.

A prolonging or worsening of the  downturn affecting the economy and/or the real estate market in our primary market area would adversely affect our loan portfolio and our growth potential.

Much of the Company’s lending is in northern and central New Jersey. As a result of this geographic concentration, a further continued significant broad-based deterioration in economic conditions in the New Jersey metropolitan area could have a material adverse impact on the quality of the Company’s loan portfolio, results of operations and future growth potential. A prolonged decline in economic conditions in our market area could restrict borrowers’ ability to pay outstanding principal and interest on loans when due, and consequently, adversely affect the cash flows and results of operation of the Company’s business.

The Company’s loan portfolio is largely secured by real estate collateral located in the State of New Jersey. Conditions in the real estate markets in which the collateral for the Company’s loans are located strongly influence the level of the Company’s non-performing loans and results of operations. A continued decline in the New Jersey real estate markets could adversely affect the Company’s loan portfolio. Decreases in local real estate values would adversely affect the value of property used as collateral for our loans. Adverse changes in the economy also may have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

The Company faces significant competition.

 The Company faces significant competition from many other banks, savings institutions and other financial institutions which have branch offices or otherwise operate in the Company’s market area. Non-bank financial institutions, such as securities brokerage firms, insurance companies and money market funds, engage in activities which compete directly with traditional bank business, which has also led to greater competition. Many of these competitors have substantially greater financial resources than the Company, including larger capital bases that allow them to attract customers seeking larger loans than the Company is able to accommodate and the ability to aggressively advertise their products and to allocate considerable resources to locations and products perceived as profitable. There can be no assurance that the Company and the Bank will be able to successfully compete with these entities in the future.

The Company is subject to interest rate risk.

The Company’s earnings are largely dependent upon its net interest income. Net interest income is the difference between interest income earned on interest-earning assets such as loans and securities and interest expense paid on interest-bearing liabilities such as deposits and borrowed funds. Interest rates are highly sensitive to many factors that are beyond the Company’s control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, could influence not only the interest the Company receives on loans and securities and the amount of interest it pays on deposits and borrowings, but such changes could also affect (i) the Company’s ability to originate loans and obtain deposits, (ii) the fair value of the Company’s financial assets and liabilities, and (iii) the average duration of the Company’s mortgage-backed securities portfolio. If the spread between the interest rates paid on deposits and other borrowings and the interest rates received on loans and other investments narrows, the Company’s net interest income, and therefore earnings, could be adversely affected. This also includes the risk that interest-earning assets may be more responsive to changes in interest rates than interest-bearing liabilities, or vice versa (repricing risk), the risk that the individual interest rates or rate indices underlying various interest-earning assets and interest bearing liabilities may not change in the same degree over a given time period (basis risk), and the risk of changing interest rate relationships across the spectrum of interest-earning asset and interest-bearing liability maturities (yield curve risk).

Although management believes it has implemented effective asset and liability management strategies to reduce the potential effects of changes in interest rates on the Company’s results of operations, any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on the Company’s financial condition and results of operations.

The Company is subject to risks associated with speculative construction lending.

 The risks associated with speculative construction lending include the borrower’s inability to complete the construction process on time and within budget, the sale of the project within projected absorption periods, the economic risks associated with real estate collateral, and the potential of a rising interest rate environment. Such loans may include financing the development and/or construction of residential subdivisions. This activity may involve financing land purchase, infrastructure development (i.e. roads, utilities, etc.), as well as construction of residences or multi-family dwellings for subsequent sale by developer/builder. Because the sale of developed properties is integral to the success of developer business, loan repayment may be especially subject to the volatility of real estate market values. Management has established underwriting and monitoring criteria to minimize the inherent risks of speculative commercial real estate construction lending.  Further, management concentrates lending efforts with developers demonstrating successful performance on marketable projects within the Bank’s lending areas.

Our mortgage warehouse lending business represents a significant portion of our overall lending activity and is subject to numerous risks.

Our primary lending emphasis is the origination of commercial and commercial real estate loans and mortgage warehouse lines of credit. Based on the composition of our loan portfolio, the inherent primary risks are deteriorating credit quality, a decline in the economy, and a decline in New Jersey real estate market values. Any one, or a combination, of these events may adversely affect the loan portfolio and may result in increased delinquencies, loan losses and increased future provision levels.

A significant portion of our loan portfolio consists of the mortgage warehouse lines of credit.  Risks associated with these loans include, without limitation, (i) credit risks relating to the mortgage bankers that borrow from us, (ii) the risk of intentional misrepresentation or fraud by any of such mortgage bankers, (iii) changes in the market value of mortgage loans originated by the mortgage banker, the sale of which is the expected source of repayment of the borrowings under a warehouse line of credit, due to changes in interest rates during the time in warehouse, or (iv) unsalable or impaired mortgage loans so originated, which could lead to decreased collateral value and the failure of a purchaser of the mortgage loan to purchase the loan from the mortgage banker.

The impact of interest rates on our mortgage warehouse business can be significant. Changes in interest rates can impact the number of residential mortgages originated and initially funded under mortgage warehouse lines of credit and thus our mortgage warehouse related revenues. A decline in mortgage rates generally increases the demand for mortgage loans. Conversely, in a constant or increasing rate environment, we would expect fewer loans to be originated. Although we use models to assess the impact of interest rates on mortgage related revenues, the estimates of net income produced by these models are dependent on estimates and assumptions of future loan demand, prepayment speeds and other factors which may overstate or understate actual subsequent experience. Further, the concentration of our loan portfolio on loans originated through our mortgage warehouse business increases the risk associated with our loan portfolio because of the concentration of loans in a single line of business, namely one-to-four family residential mortgage lending, and in a particular segment of that business, namely mortgage warehouse lending.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans.  In determining the amount of the allowance for loan losses, we review our loans and our loan and delinquency experience, and we evaluate economic conditions.  If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance.  Material additions to our allowance would materially decrease our net income.

In addition, bank regulators periodically review our loan portfolio and our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs or reclassify loans.  Any increase in our allowance for loan losses or loan charge-offs or loan reclassifications as required by these regulatory authorities might have a material adverse effect on our financial condition and results of operations.

Federal and state government regulation impacts the Company’s operations.

The operations of the Company and the Bank are heavily regulated and will be affected by present and future legislation and by the policies established from time to time by various federal and state regulatory authorities. In particular, the monetary policies of the Federal Reserve Board have had a significant effect on the operating results of banks in the past and are expected to continue to do so in the future. Among the instruments of monetary policy used by the Federal Reserve Board to implement its objectives are changes in the discount rate charged on bank borrowings. It is not possible to predict what changes, if any, will be made to the monetary policies of the Federal Reserve Board or to existing federal and state legislation or the effect that such changes may have on the future business and earnings prospects of the Company.

The Company and the Bank are subject to examination, supervision and comprehensive regulation by various federal and state agencies. Compliance with the rules and regulations of these agencies may be costly and may limit growth and restrict certain activities, including payment of dividends, investments, loans and interest rate charges, interest rates paid on deposits, and locations of offices. The Bank is also subject to capitalization guidelines set forth in federal legislation and regulations.

The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the impact of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, the cost of compliance could adversely affect the Company’s result of operations.

Legislative and regulatory reforms may materially adversely impact our financial condition, results of operation, liquidity, or stock price.

The Dodd-Frank Act restructures the regulation of depository institutions. The Dodd-Frank Act contains various provisions designed to enhance the regulation of depository institutions and prevent the recurrence of a financial crisis such as occurred in 2008-2009. Also included was the creation of the Consumer Financial Protection Bureau, a new federal agency administering consumer and fair lending laws, a function that was previously performed by the depository institution regulators. The federal preemption of state laws currently accorded federally chartered depository institutions has been reduced as well. We expect that many of the requirements called for in the Dodd-Frank Act will be implemented over time, and most will be subject to implementing regulations over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on financial institutions’ operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage ratio requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make necessary changes in order to comply with new statutory and regulatory requirements.

In addition, international banking industry regulators have largely agreed upon significant changes in the regulation of capital required to be held by banks and their holding companies to support their businesses. The new international rules, known as Basel III, generally increase the capital required to be held and narrow the types of instruments which will qualify as providing appropriate capital and impose a new liquidity measurement. The Basel III requirements are complex and will be phased in over many years.

The Basel III rules do not apply to U.S. banks or holding companies automatically. Among other things, the Dodd-Frank Act requires U.S. regulators to reform the system under which the safety and soundness of banks and other financial institutions, individually and systemically, are regulated. That reform effort will include the regulation of capital and liquidity. It is not known whether or to what extent the U.S. regulators will incorporate elements of Basel III into the reformed U.S. regulatory system, but it is expected that the U.S. reforms will include an increase in capital requirements, a narrowing of what qualifies as appropriate capital, and impose a new liquidity measurement. One likely effect of a significant tightening of U.S. capital requirements would be to increase our cost of capital, among other things. Any permanent significant increase in our cost of capital could have significant adverse impacts on the profitability of many of our products, the types of products we could offer profitably, our overall profitability, and our overall growth opportunities, among other things. Although most financial institutions would be affected, these business impacts could be felt unevenly, depending upon the business and product mix of each institution. Other potential effects could include less ability to repurchase our common shares, higher dilution of common shareholders, and a higher risk that we might fall below regulatory capital thresholds in an adverse economic cycle.

The Bank is subject to liquidity risk.

Liquidity risk is the potential that the Bank will be unable to meet its obligations as they become due, capitalize on growth opportunities as they arise, or pay regular dividends because of an inability to liquidate assets or obtain adequate funding in a timely basis, at a reasonable cost and within acceptable risk tolerances.

Liquidity is required to fund various obligations, including credit commitments to borrowers, mortgage and other loan originations, withdrawals by depositors, repayment of borrowings, dividends to shareholders, operating expenses and capital expenditures.

Liquidity is derived primarily from retail deposit growth and retention; principal and interest payments on loans; principal and interest payments; sale, maturity and prepayment of investment securities; net cash provided from operations and access to other funding sources.

Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole.  If we become unable to obtain funds when needed, it could have a material adverse effect on our business and in turn, our consolidated financial condition and results of operations.

The Company is subject to liquidity risk.

Our recurring cash requirements, at the holding company level, primarily consist of interest expense on junior subordinated debentures issued to capital trusts. Holding company cash needs are routinely satisfied by dividends collected from the Bank.

While we expect that the holding company will continue to receive dividends from the Bank sufficient to satisfy holding company cash needs, in the event that the Bank has insufficient resources to provide dividends to the holding company, the holding company may have insufficient funds to satisfy its obligations as they become due.

The price of our common stock may fluctuate.

The price of our common stock on the NASDAQ Global Market constantly changes and recently, given the uncertainty in the financial markets, has fluctuated widely.  From the beginning of fiscal year 2010 through the end of fiscal year 2011, our stock price fluctuated between a high of $9.04 per share and a low of $4.83 per share.  We expect that the market closing price of our common stock will continue to fluctuate. Consequently, the current market price of our common stock may not be indicative of future market prices, and we may be unable to sustain or increase the value of an investment in our common stock.

Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	quarterly fluctuations in our operating and financial results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	events negatively impacting the financial services industry which result in a general decline in the market valuation of our common stock;

•	announcements of material developments affecting our operations or our dividend policy;

•	future sales of our equity securities;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles; and

•	general domestic economic and market conditions.

In addition, recently the stock market generally has experienced extreme price and volume fluctuations, and industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of our operating results.

Future growth, operating results or regulatory requirements may require us to raise additional capital but that capital may not be available.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. To the extent our future operating results erode capital or we elect to expand through loan growth or acquisition, we may be required to raise additional capital. Our ability to raise capital will depend on conditions in the capital markets, which are outside of our control, and on our financial performance. Accordingly, we cannot be assured of our ability to raise capital when needed or on favorable terms. If we cannot raise additional capital when needed, we will be subject to increased regulatory supervision and the imposition of restrictions on our growth and business. These actions could negatively impact our ability to operate or further expand our operations and may result in increases in operating expenses and reductions in revenues that could have a material effect on our consolidated financial condition and results of operations.

Higher FDIC deposit insurance premiums and assessments could adversely affect our financial condition.

In February 2011, the FDIC adopted final rules to implement changes required by the Dodd-Frank Act with respect to the FDIC assessment rules. In particular, the definition of an institution’s deposit insurance assessment base is being changed from total deposits to total assets less tangible equity. In addition, the FDIC revised the deposit insurance assessment rates down. The changes were effective April 1, 2011. The new initial base assessment rates range from 5 to 9 basis points for Risk Category I banks to 35 basis points for Risk Category IV banks.  Risk Category II and III banks will have an initial base assessment rate of 14 or 23 basis points, respectively. The new rates and assessment base have reduced our current FDIC insurance assessment for 2011 compared to 2010. However, if the risk category of the Bank changes adversely, our FDIC insurance premiums could increase.

Recent insured depository institution failures, as well as deterioration in banking and economic conditions, have significantly increased the loss provisions of the FDIC, resulting in a decline in the designated reserve ratio of the Deposit Insurance Fund to historical lows. Effective January 1, 2011, the FDIC increased the designated reserve ratio from 1.25 to 2.00. In addition, the Dodd-Frank Act permanently increased the deposit insurance limit on FDIC deposit insurance coverage to $250,000 per insured depositor, retroactive to January 1, 2008, which may result in even larger losses to the Deposit Insurance Fund.

The FDIC may further increase or decrease the assessment rate schedule in order to manage the Deposit Insurance Fund to prescribed statutory target levels. An increase in the risk category for the Bank or in the assessment rates could have an adverse effect on the Bank’s earnings. The FDIC may terminate deposit insurance if it determines the institution involved has engaged in or is engaging in unsafe or unsound banking practices, is in an unsafe or unsound condition, or has violated applicable laws, regulations or orders.

Future offerings of debt or other securities may adversely affect the market price of our stock.

In the future, we may attempt to increase our capital resources or, if our or the Bank’s capital ratios fall below the required minimums, we or the Bank could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock.  Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock.  Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both.  Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

The Company may lose lower-cost funding sources.

Checking, savings, and money market deposit account balances and other forms of customer deposits can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff.  If customers move money out of bank deposits and into other investments, the Company could lose a relatively low-cost source of funds, increasing its funding costs and reducing the Company’s net interest income and net income.

There may be changes in accounting policies or accounting standards.

The Company’s accounting policies are fundamental to understanding its financial results and condition.  Some of these policies require the use of estimates and assumptions that may affect the value of the Company’s assets or liabilities and financial results.  The Company identified its accounting policies regarding the allowance for loan losses, security impairment, goodwill and other intangible assets, and income taxes to be critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain.  Under each of these policies, it is possible that materially different amounts would be reported under different conditions, using different assumptions, or as new information becomes available.

From time to time the Financial Accounting Standards Board and the SEC change the financial accounting and reporting standards that govern the form and content of the Company’s external financial statements. Recently, FASB has proposed new accounting standards related to fair value accounting and accounting for leases that could materially change the Company’s financial statements in the future. In addition, accounting standard setters and those who interpret the accounting standards (such as the FASB, SEC, banking regulators and the Company’s independent auditors) may change or even reverse their previous interpretations or positions on how these standards should be applied.  Changes in financial accounting and reporting standards and changes in current interpretations may be beyond the Company’s control, can be hard to predict and could materially impact how the Company reports its financial results and condition.  In certain cases, the Company could be required to apply a new or revised standard retroactively or apply an existing standard differently (also retroactively) which may result in the Company restating prior period financial statements in material amounts.

The Company encounters continuous technological change.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services.  The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs.  The Company’s future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in the Company’s operations.  Many of the Company’s competitors have substantially greater resources to invest in technological improvements.  The Company may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers.  Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on the Company’s business and, in turn, the Company’s financial condition and results of operations.

The Company is subject to operational risk.

The Company faces the risk that the design of its controls and procedures, including those to mitigate the risk of fraud by employees or outsiders, may prove to be inadequate or are circumvented, thereby causing delays in detection of errors or inaccuracies in data and information.  Management regularly reviews and updates the Company’s internal controls, disclosure controls and procedures, and corporate governance policies and procedures.  Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met.  Any failure or circumvention of the Company’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company may also be subject to disruptions of its systems arising from events that are wholly or partially beyond its control (including, for example, computer viruses or electrical or telecommunications outages), which may give rise to losses in service to customers and to financial loss or liability.  The Company is further exposed to the risk that its external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees as is the Company) and to the risk that the Company’s (or its vendors’) business continuity and data security systems prove to be inadequate.

The Company’s performance is largely dependent on the talents and efforts of highly skilled individuals.  There is intense competition in the financial services industry for qualified employees.  In addition, the Company faces increasing competition with businesses outside the financial services industry for the most highly skilled individuals.  The Company’s business operations could be adversely affected if it were unable to attract new employees and retain and motivate its existing employees.

There may be claims and litigation.

From time to time as part of the Company’s normal course of business, customers make claims and take legal action against the Company based on actions or inactions of the Company.  If such claims and legal actions are not resolved in a manner favorable to the Company, they may result in financial liability and/or adversely affect the market perception of the Company and its products and services.  This may also impact customer demand for the Company’s products and services.  Any financial liability or reputation damage could have a material adverse effect on the Company’s business, which, in turn, could have a material adverse effect on its financial condition and results of operations.

Severe weather, acts of terrorism and other external events could significantly impact our business.

A significant portion of our primary markets are located near coastal waters which could generate naturally occurring severe weather, or in response to climate change, that could have a significant impact on our ability to conduct business.  Additionally, surrounding areas, including New Jersey, may be central targets for potential acts of terrorism against the United States. Such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause us to incur additional expenses. Although we have established disaster recovery policies and procedures, the occurrence of any such event in the future could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.

INFORMATION ABOUT THE COMPANY

1st Constitution Bancorp

1st Constitution Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Company was organized under the laws of the State of New Jersey in February 1999 for the purpose of acquiring all of the issued and outstanding stock of 1st Constitution Bank and thereby enabling the Bank to operate within a bank holding company structure. The Company became an active bank holding company on July 1, 1999. The Bank is a wholly-owned subsidiary of the Company. Other than its investment in the Bank, the Company currently conducts no other significant business activities.

As of June 30, 2012, the Company had:

•	consolidated assets of $777,498,573;

•	total deposits of $669,071,450;

•	total loans of $479,795,092; and

•	total shareholders’ equity of $57,673.275.

The Company’s principal executive offices and telephone number are:

2650 Route 130 North
Cranbury, New Jersey 08512
(609) 655-4500

1st Constitution Bank

1st Constitution Bank is a commercial bank formed under the laws of the State of New Jersey and engages in the business of commercial and retail banking. As a community bank, the Bank offers a wide range of services (including demand, savings and time deposits and commercial and consumer/installment loans) to individuals, small businesses and not-for-profit organizations principally in the Fort Lee area of Bergen County and in Middlesex, Mercer and Somerset Counties, New Jersey. The Bank conducts its operations through its main office located in Cranbury, New Jersey, and operates thirteen additional branch offices in downtown Cranbury, Hamilton Square, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Skillman, West Windsor, Fort Lee and Princeton, New Jersey. The Bank’s deposits are insured up to applicable legal limits by the Federal Deposit Insurance Corporation (“FDIC”).  As of December 31, 2011, the Bank had 148 employees, of which 132 were full-time employees.

THE RIGHTS OFFERING

The following describes the rights offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our common stock on the record date. If you hold your shares in a brokerage account or through a dealer or other nominee, please also refer to “The Rights Offering-Notice to Brokers and Nominees” below.

The Subscription Rights

We are distributing to holders of our common stock as of 5:00 p.m., New York City time, on September 5, 2012, which is the record date for this rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock.  For each share of common stock held of record at the close of business on September 5, 2012, you will receive 0.109 of a subscription right.  Each whole subscription right will entitle you to purchase one share of our common stock at a subscription price equal to $9.00 per share of common stock.  Subscription rights may only be exercised in whole numbers; we will not issue fractional shares of common stock upon exercise of subscription rights and, to the extent that the number of subscription rights that are distributed to you on the record date is not a whole number, the shares of common stock issuable upon exercise of the subscription rights will be rounded down to the nearest whole share for purposes of determining the number of shares of common stock for which you may subscribe.  Any excess subscription funds will be returned, without interest or penalty, as soon as practicable after the expiration of the offering period.

Basic Subscription Privilege

Each whole subscription right that you own will entitle you to purchase one share of our common stock at a subscription price of $9.00 per share.  You may exercise your basic subscription privilege for some or all of your subscription rights, or you may choose not to exercise any subscription rights.

For example, if you owned 1,000 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive 109 subscription rights and would have the right to purchase 109 shares of common stock for $9.00 per share with your basic subscription privilege.

Over-Subscription Privilege

If you exercise all of the subscription rights distributed to you pursuant to the basic subscription privilege, you will also have the opportunity to purchase additional shares not purchased by other shareholders pursuant to their basic subscription privilege at the same subscription price per share that applies to the basic subscription privilege.

You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, if you are granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own jointly with your spouse, you may exercise your over-subscription privilege with respect to the subscription rights you own individually, as long as you fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You will not, however, be able to exercise the over-subscription privilege you have collectively with your spouse unless the basic subscription privilege collectively held by you and your spouse is fully exercised. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual over-subscription privilege.

When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

We will be able to satisfy your exercise of the over-subscription privilege only if other shareholders do not elect to purchase all of the shares offered under their basic subscription privilege.  We will satisfy over-subscription requests to the extent sufficient shares are available following the exercise of rights under the basic subscription privilege, provided that we reserve the right to reject in whole or in part any over-subscription requests, regardless of the availability of shares to satisfy these requests.  If the number of shares of common stock requested by all holders exercising the over-subscription privilege is less than the total number of shares available, then each person exercising the over-subscription privilege will receive the total number of shares requested.

If there are not enough shares of common stock available in the offering to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available shares pro rata among the over-subscribing rights holders.  “Pro rata” means in proportion to the number of shares of common stock that you and the other holders of subscription rights have subscribed for by exercising the over-subscription privileges.  Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Limitation on Exercise of Basic Subscription Privilege and Over-Subscription Privilege

In the event that the exercise by a shareholder of the basic subscription privilege or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use Tax Attributes, under the Code and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce the maximum exercise by such shareholder of the basic subscription privilege and/or the over-subscription privilege to such number of rights as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.

In addition, under applicable federal and state banking laws, any purchase of shares of our common stock may also require the prior clearance or approval of, or prior notice to, federal and state bank regulatory authorities if the purchase will result in any person or entity or group of persons or entities acting in concert owning or controlling shares in excess of such threshold ownership interest.

The Company will reject any request for shares pursuant to the over-subscription privilege that the Company believes would result in any shareholder, alone or together with all Affiliates and Associates (as defined in the Exchange Act), acquiring beneficial ownership of an aggregate of twelve percent (12%) or more of the issued and outstanding shares of common stock of the Company as a result of the acquisition of such shares.  See “The Rights Offering—Subscription Rights—Over-Subscription Privilege” and “Description of Capital Stock—Common Stock—Anti-Takover Provisions”.

No Fractional Shares Issuable Upon Exercise of Subscription Rights

Subscription rights may only be exercised in whole numbers; we will not issue fractional shares of common stock upon exercise of subscription rights and, to the extent that the number of subscription rights that are distributed to you on the record date is not a whole number, the shares of common stock issuable upon exercise of the subscription rights will be rounded down to the nearest whole share for purposes of determining the number of shares of common stock for which you may subscribe.  Any excess subscription funds will be returned, without interest or penalty, as soon as practicable after the expiration of the offering period.

Subscription Price

The subscription price per share of common stock shall be equal to $9.00. The subscription price was established by our Board of Directors after consideration of a number of factors, including:

▪	analysis from our financial advisor;

▪
data relating to comparable rights offerings by other public companies, including the range of discounts that the subscription prices represented to the then prevailing and historical trading prices for those offerings;

▪	current economic and financial market conditions;

▪	our future needs for additional capital, liquidity and financial flexibility;

▪	alternatives available for raising equity capital;

▪
the size and timing of the rights offering and the price at which our stockholders might be willing to participate in a rights offering offered on a pro rata basis to all stockholders at a discount with an over-subscription privilege; and

▪	historical and current trading prices for our common stock.

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the rights offering was approved by our Board of Directors or during the rights offering period. We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering period.

We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker or other holder of your shares, you are responsible for paying any fees that person may charge.

Expiration Time and Date; Closing; Amendments

The subscription rights will expire at 5:00 p.m., New York City time, on October 5, 2012. Although we have the option of extending the expiration date of the subscription period, we currently do not intend to do so. We will notify you of any extension of the expiration date by issuing a press release. You must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your over-subscription privilege), to the subscription agent before 5:00 p.m., New York City time, on October 5, 2012, unless the expiration date is extended. After the expiration of the rights offering period, all unexercised subscription rights will be null and void. We will not be obligated to honor any purported exercise of subscription rights that the subscription agent receives after the expiration of the offering, regardless of when you sent the documents regarding that exercise, unless you have used the guaranteed delivery procedures described under “The Rights Offering—Notice of Guaranteed Delivery.” All shares purchased in the rights offering will be issued in book-entry, or uncertificated, form. Any subscription payments for shares not allocated or validly purchased will be returned to you, without interest or penalty, as soon as practicable following the expiration date of the rights offering.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering.

Reasons for the Rights Offering

We are conducting the rights offering (1) to raise equity capital and (2) to provide our existing shareholders with the opportunity to purchase our common stock at $9.00 per share.

Anticipated Proceeds From the Rights Offering

The total proceeds to us from the rights offering will depend on the number of rights that are exercised. If we issue all 555,555 shares available in the rights offering, the total proceeds to us, before expenses, will be $5 million. We estimate that the expenses of the rights offering will be approximately $181,302, resulting in estimated net proceeds to us, assuming all of the shares available in the rights offering are sold, of approximately $4,818,698. We intend to use the net proceeds for general corporate purposes.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders.    To exercise your basic subscription privilege and your over-subscription privilege, you must properly complete and execute the subscription rights certificate, together with any required signature guarantees, and forward it, together with payment in full of the subscription price for each share of our common stock you are subscribing for, including any shares you subscribe for pursuant to the over-subscription privilege, to the subscription agent at the address set forth under “The Rights Offering—Subscription Agent” below, on or prior to the expiration date.

Subscription by Beneficial Owners.    If you are a beneficial owner of shares of our common stock, meaning that you hold your shares in “street name” through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you and exercise your subscription rights and deliver all documents and payment on your behalf, including a “Nominee Holder Certification,” prior to 5:00 p.m., New York City time, on October 5, 2012. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee, the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other subscription rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Your subscription rights will not be considered exercised unless the subscription agent actually receives from you, your broker, custodian, bank or other nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., New York City time, on October 5, 2012, the scheduled expiration date of this rights offering.

Payment Method

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you wish to acquire under the basic subscription privilege and the over-subscription privilege. Your payment must be delivered in one of the following ways:

•	uncertified check payable to “Registrar and Transfer Company (acting as subscription agent for 1st Constitution Bancorp)”; or

•	certified or cashier’s check or bank draft drawn upon a U.S. bank and payable to “Registrar and Transfer Company (acting as subscription agent for 1st Constitution Bancorp).”

Your payment will be considered received by the subscription agent only upon:

•	clearance of any uncertified personal check deposited by the subscription agent; or

•	receipt by the subscription agent of any certified or cashier’s check or bank draft drawn upon a U.S. bank.

Clearance of Uncertified Personal Checks

If you are paying by uncertified personal check, please note that payment will not be deemed to have been received by the subscription agent until the check has cleared, which could take at least five or more business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date. We urge you to consider using a certified or cashier’s check or bank draft drawn upon a U.S. bank.

Instructions for Completing Your Subscription Rights Certificate

You should read the instruction letter accompanying the subscription rights certificate carefully and strictly follow it. Do not send subscription rights certificates or payments to us.  Except as described below under “The Rights Offering—Notice of Guaranteed Delivery,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of subscription rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period for the rights offering. Because uncertified personal checks may take at least five or more business days to clear, we urge you to pay or arrange for payment by means of certified or cashier’s check or bank draft to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of whole subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for exercise of your basic subscription privilege in full, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares of our common stock with your over-payment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, the subscription agent will return the excess amount to you by mail, without interest or penalty, as soon as practicable after the expiration date of the rights offering.

Conditions and Cancellation

We reserve the right to cancel the rights offering on or prior to the expiration date of the rights offering for any reason. We may cancel, extend or otherwise amend the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our Board of Directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we cancel the rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Cancellation Rights

Our Board of Directors may cancel, extend or otherwise amend the rights offering in its sole discretion at any time prior to the time the rights offering expires for any reason. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, and any funds you paid to the subscription agent will be returned, without interest or penalty, as soon as practicable.

Subscription Agent

Registrar and Transfer Company is acting as the subscription agent for the rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price, and nominee holder certifications, to the extent applicable to your exercise of rights, must be delivered to Registrar and Transfer Company as follows:

By Hand or Overnight Courier (Until 5:00 p.m. New York City Time on
By First Class Mail:	the expiration date of the rights offering):

Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016-3572	Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016-3572

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to Robert F. Mangano, President and Chief Executive Officer, or Joseph M. Reardon, Senior Vice President and Treasurer, at (609) 655-4500.

We will pay the fees and expenses of Registrar and Transfer Company. We have also agreed to indemnify Registrar and Transfer Company against certain liabilities in connection with the rights offering.

If you deliver subscription documents, subscription rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, we may not honor the exercise of your subscription privileges.

Fees and Expenses

We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither the subscription agent nor the Company will pay such expenses.

Notice to Brokers and Nominees

If you are a broker, a custodian bank, a trustee, a depositary for securities or other nominee holder who holds shares of our common stock for the account of others on the rights offering record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

In the case of subscription rights that you hold of record on behalf of others through the Depository Trust Company, or DTC, those subscription rights may be exercised by instructing DTC to transfer the subscription rights from your DTC account to the subscription agent’s DTC account, and by delivering to the subscription agent the required certification as to the number of shares subscribed for pursuant to the exercise of the subscription rights of the beneficial owners on whose behalf you are acting, together with payment of the full subscription price.

Notice of Guaranteed Delivery

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent, on or before the time the rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

•
deliver to the subscription agent on or prior to the rights offering expiration date your subscription price payment in full for each share you subscribed for under your subscription privilege in the manner set forth above under “The Rights Offering—Payment Method”;

•
deliver to the subscription agent on or prior to the expiration date the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions For Use of 1st Constitution Bancorp Subscription Rights Certificates” distributed with your subscription rights certificates; and

•
deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent no later than three business days after the expiration date of the rights offering. For purposes of these Notice of Guaranteed Delivery procedures, “business day” means any day on which trading is conducted on the NASDAQ Global Market.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions For Use of 1st Constitution Bancorp Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, or a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution”). A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must state:

•	your name;

•
the number of subscription rights represented by your subscription rights certificates, the number of shares of our common stock for which you are subscribing under your basic subscription privilege and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and

•
your guarantee that you will deliver to the subscription agent the subscription rights certificate evidencing the subscription rights you are exercising within three business days following the expiration of the rights offering.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificate at the address set forth above under “The Rights Offering—Subscription Agent” or may be transmitted, if transmitted by an Eligible Institution, to the subscription agent by facsimile transmission to (908) 272-0889. You should confirm receipt of all facsimile transmissions by calling the subscription agent at (800) 866-1340 ext. 2511.

Robert F. Mangano, President and Chief Executive Officer, or Joseph M. Reardon, Senior Vice President and Treasurer, will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call Robert F. Mangano or Joseph M. Reardon at (609) 655-4500 to request any copies of the form of Notice of Guaranteed Delivery.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document, the Instructions For Use of 1st Constitution Bancorp Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact Robert F. Mangano or Joseph M. Reardon at (609) 655-4500.

Transferability of Rights

The subscription rights granted to you may be exercised only by you, and, therefore, you may not sell, transfer or assign your subscription rights to anyone else.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription privileges, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither the subscription agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to cancel the rights offering, only when a properly completed and duly executed subscription rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent (and any payment by uncertified personal check has cleared). Our interpretations of the terms and conditions of the rights offering will be final and binding.

Segregated Account; Return of Funds

The subscription agent will hold funds received in payment for shares of the common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is cancelled. If the rights offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest or penalty, as soon as practicable.

Certificates for Shares of Common Stock

All shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for issuance to each subscription rights holder of record that has validly exercised its basic subscription privilege, the shares of common stock purchased pursuant to the basic subscription privilege. Any shares purchased pursuant to the over-subscription privilege will be issued as soon as practicable after the expiration date of the rights offering and following the completion of any pro-rations as may be necessary in the event the over-subscription requests exceed the number of shares available to satisfy such requests.

Rights of Subscribers

You will have no rights as a shareholder with respect to the shares of our common stock purchased in the rights offering until your account, or your account at your broker, custodian bank or other nominee, is credited with such shares. You will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, payment and any other required documents to the subscription agent.

Foreign Shareholders

We will not mail subscription rights certificates to shareholders whose addresses are outside the United States or who have a U.S. military post office or foreign post office address. The subscription agent will hold these subscription rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date of the rights offering and demonstrate to the satisfaction of the Company that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change

Once you submit the Form of Non-Transferable Subscription Rights Certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of our common stock offered pursuant to the rights offering.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from, or submit a prior notice to, any state or federal regulatory authorities to own or control the shares and if, at the time the rights offering expires, we determine that you have not properly obtained such clearance or approval or submitted such notice. See also “Limitation on Exercise of Basic Subscription Privilege and Over-Subscription Privilege.”

No Recommendation to Subscription Rights Holders

Our Board of Directors is making no recommendations regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price of our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering period or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to decide whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and the risks described in the documents incorporated by reference in this prospectus, including but not limited to the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012.

Listing

The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on the NASDAQ Global Market or any other stock exchange or trading market. Our common stock trades on the NASDAQ Global Market under the symbol “FCCY” and the shares to be issued in connection with the rights offering will be eligible for trading on the NASDAQ Global Market under the same symbol.

Shares of Common Stock Outstanding After the Rights Offering

As of August 13, 2012, there were 5,131,933 shares of our common stock outstanding. We will issue up to 555,555 shares of common stock in the rights offering, depending on the number of rights that are exercised. Based on the number of shares outstanding as of August 13, 2012, and assuming that no options or warrants are exercised and there are no other changes in the number of outstanding shares prior to the expiration of the rights offering, if we issue all 555,555 shares of common stock available in this rights offering, we would have 5,687,488 shares of common stock outstanding following the completion of the rights offering, an increase in the number of outstanding shares of our common stock of approximately 10.8%.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company presently consists of 30,000,000 shares of common stock and 5,000,000 shares of preferred stock, 40,000 of which have been designated Series A Junior Participating Preferred Stock.  As of August 13, 2012, 5,131,933 shares of the Company’s common stock and no shares of preferred stock were outstanding.

The following is merely a summary of the terms of the Company’s capital stock.  The full terms of the Company’s capital stock are set forth in Exhibit 3.1 and are incorporated by reference herein.

General

The Company is a New Jersey general business corporation governed by the New Jersey Business Corporation Act and a registered bank holding company under the Bank Holding Company Act of 1956, as amended.

COMMON STOCK

The following description contains certain general terms of the Company’s common stock.

Dividend Rights

The holders of the Company’s common stock are entitled to dividends when, as, and if declared by the Company’s Board of Directors out of funds legally available for the payment of dividends. Generally, New Jersey law prohibits corporations from paying dividends, if after giving effect to the distribution, the corporation would be unable to pay its debts as they become due in the usual course of its business or the corporation’s total assets would be less than its total liabilities.

The primary source of dividends paid to the Company’s shareholders is dividends paid to the Company by the Bank. Thus, as a practical matter, any restrictions on the ability of the Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by the Company. Dividend payments by the Bank to the Company are subject to the New Jersey Banking Act of 1948 and the Federal Deposit Insurance Act, under which the Bank may not pay any dividends, if after paying the dividend, it would be undercapitalized under applicable capital requirements. In addition to these explicit limitations, the federal regulatory agencies are authorized to prohibit a banking subsidiary or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

The dividend rights of holders of the Company’s common stock are qualified and subject to the dividend rights of holders of the Company’s preferred stock described below.

Voting Rights

Each holder of the Company’s common stock is entitled to one vote for each share held on all matters voted upon by the shareholders, including the election of directors. There is no cumulative voting in the election of directors.

Preemptive Rights

Holders of shares of the Company’s common stock are not entitled to preemptive rights with respect to any shares of the common stock that may be issued.

Liquidation Rights

In the event of liquidation, dissolution or winding up of the Company, or upon any distribution of its capital assets, after the payment of debts and liabilities and subject to the prior rights of the holders of preferred stock, holders of the Company’s common stock are entitled to receive, on a pro rata per share basis, all remaining assets of the Company.

Assessment and Redemption

All outstanding shares of the Company’s common stock are fully paid and non-assessable.  The Company’s common stock is not redeemable at the option of the issuer or the holders thereof.

Transfer Agent

Registrar and Transfer Company is presently the transfer agent for the Company’s common stock.

Listing

The Company’s common stock is listed on the NASDAQ Global Market under the symbol “FCCY”.

Anti-Takeover Provisions

Certificate of Incorporation

Provisions of our certificate of incorporation may have anti-takeover effects.  These provisions may discourage attempts by others to acquire control of the Company without negotiation with our Board of Directors.  The effect of these provisions is discussed briefly below.

1.    Authorized Stock

The shares of our common stock authorized by our certificate of incorporation but not issued provide our Board of Directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a stockholder vote.  Our Board of Directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting conversion, liquidation and other rights for our preferred stock being issued, in an effort to deter attempts to gain control of the Company.  For a further discussion, see “Anti-Takeover Provisions – Blank Check Preferred Stock” below.

2.    Classification of Board of Directors

Our certificate of incorporation currently provides that our Board of Directors is divided into three classes of as nearly equal size as possible, with one class elected annually to serve for a term of three years.  This classification of our Board of Directors has the effect of making it more difficult for shareholders to change the composition of the Board of Directors, whether or not a change in the Board of Directors would be beneficial to the Company.  It may discourage a takeover of the Company because a shareholder with a majority interest in the Company would have to wait for at least two consecutive annual meetings of shareholders to elect a majority of the members of our Board of Directors.

Rights Agreement

On March 18, 2004, the Company’s Board of Directors declared a dividend distribution of one right for each outstanding share of common stock, no par value per share, of the Company. The distribution is payable to the shareholders of record at the close of business on March 29, 2004. Each right entitles the registered holder to purchase from the Company one one-hundredth of a share of a series of the Company’s preferred stock designated as Series A Junior Participating Preferred Stock, or Series A preferred stock, at a price of $142.00 per one one-hundredth of a share, subject to adjustment.

Initially, the rights are attached to all common stock certificates representing shares then outstanding, and no separate rights certificates are distributed. Subject to certain exceptions specified in the Rights Agreement, the rights will separate from the common stock and a “distribution date” will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons, or an “acquiring person,” has acquired beneficial ownership of 12% or more of the outstanding shares of common stock, or the “stock acquisition date,” other than as a result of repurchases of stock by the Company or certain inadvertent actions which are promptly remedied, or (ii) 10 business days (or such later date as the Board shall determine prior to any person becoming an acquiring person) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person. Until the distribution date, (A) the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (B) new common stock certificates issued after the record date will contain a notation incorporating the Rights Agreement by reference and (C) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by such certificate. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a triggering event (as defined below) that, upon any exercise of rights, a number of rights be exercised so that only whole shares of Series A preferred stock will be issued.

The rights are not exercisable until the distribution date and will expire at 5:00 P.M. (New York City time) on March 29, 2014, or the “expiration date,” unless such date is extended or the rights are earlier redeemed or exchanged by the Company as described below.

As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of the common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. Except as otherwise determined by the Board of Directors, only shares of common stock issued prior to the distribution date will be issued with rights.

In the event that a person becomes an acquiring person, each holder of a right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any acquiring person will be null and void. However, rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by the Company as set forth below.

For example, at an exercise price of $142.00 per right, each right now owned by an acquiring person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $284.00 worth of common stock (or other consideration, as noted above) for $142.00. Assuming that the common stock had a per share value of $20 at such time, the holder of each valid right would be entitled to purchase 14.2 shares of common stock for $142.00, or if the Company elects, in its sole determination, to pay cash in lieu of fractional shares of common stock, such holder would be entitled to purchase 14 shares of common stock for $142.00 and to receive back from the Company $4.00 as payment for the 2/10ths of a share of common stock otherwise issuable by the Company upon the exercise of such valid right.

In the event that, on or at any time after a stock acquisition date, the Company (i) engages in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company engages in a merger or other business combination transaction in which the Company is the surviving corporation and any shares of the Company’s common stock are changed into or exchanged for other securities or assets or (iii) 50% or more of the assets, cash flow or earning power of the Company and its subsidiaries (taken as a whole) are sold or transferred, each holder of a right (except as noted below) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value (determined as provided in the Rights Agreement) of two times the exercise price of the right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the “triggering events.”

At any time until the time at which any person becomes an acquiring person, the Company may redeem the rights in whole, but not in part, at a price of $0.01 per right, payable in cash, common stock or other consideration deemed appropriate by the Board of Directors. Immediately upon the action of the Board of Directors of the Company electing to redeem the rights, the rights will terminate and the only right of the holders of rights will be to receive the $0.01 redemption price.

At any time after a person becomes an acquiring person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding common stock, the Board of Directors may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, for common stock at an exchange ratio of one share of common stock, or one one-hundredth of a share of Series A preferred stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for common stock (or other consideration) of the Company or for common stock of the acquiring company or in the event of the redemption of the rights as set forth above.

Any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the distribution date. After the distribution date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights, or to shorten or lengthen any time period under the Rights Agreement. The foregoing notwithstanding, no amendment may be made at such time as the rights are not redeemable, except for amendments which cure ambiguity or correct or supplement any provision of the Rights Agreement which does not adversely affect the holders of the rights.

Each share of common stock of the Company outstanding at the close of business on March 29, 2004 received one right. So long as the rights are attached to the common stock, one additional right (as such number may be adjusted pursuant to the provisions of the Rights Agreement) is deemed to be delivered for each share of common stock issued or transferred by the Company after such date. In addition, following the distribution date and prior to the expiration or redemption of the rights, the Company may issue rights when it issues common stock only if the Board deems it to be necessary or appropriate, or in connection with the issuance of shares of common stock pursuant to the exercise of stock options or under employee plans or upon the exercise, conversion or exchange of certain securities of the Company. Forty thousand (40,000) shares of Series A preferred stock are currently reserved for issuance upon exercise of the rights.

The rights may have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire the Company in a manner which causes the rights to become discount rights unless the offer is conditional on a substantial number of rights being acquired. The rights, however, should not affect any prospective offeror willing to make an offer at a price that is fair and not inadequate and otherwise in the best interest of the Company and its shareholders. The rights should not interfere with any merger or other business combination approved by the Board since the Board may, at its option, at any time until the time a person becomes an acquiring person redeem all but not less than all the then outstanding rights at the redemption price.

The Rights Agreement, dated as of March 18, 2004, between the Company and Registrar and Transfer Company, as Rights Agent, is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The foregoing description of the rights is qualified in its entirety by reference to such exhibit.

Blank Check Preferred Stock

The remaining 4,960,000 undesignated shares of preferred stock are typically referred to as “blank check” preferred stock.  This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. The Company’s certificate of incorporation authorizes the Company’s Board of Directors to issue new shares of the Company’s preferred stock without further shareholder action.

The Company’s certificate of incorporation gives the Board of Directors authority at any time to:

•	divide any or all of the remaining authorized but unissued shares of preferred stock into classes and to divide such classes into series;

•	determine the designation, number of shares, relative rights, preferences and limitations of any class or series of preferred stock;

•	increase the number of shares of any class or series of preferred stock;

•	decrease the number of shares in a class or series, but not to a number less than the number of shares of such class or series then outstanding;

•	change the designation, number of shares, relative rights, preferences and limitations of any class or series; and

•	determine the relative rights and preferences which are subordinate to, or equal with, the shares of any other class or series.

With respect to any class or series of preferred stock, the Company’s certificate of incorporation further gives the Board of Directors authority at any time to determine:

•
the dividend rate on shares of such class or series and any restrictions, limitations or conditions upon the payment of such dividends, and whether dividends are cumulative, and the dates on which dividends, if declared, shall be payable;

•	whether the shares of such class or series shall be redeemable and, if so, the terms of redemption;

•
the rights of holders of shares of such class or series in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of its assets;

•	whether the shares of such class or series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the terms and conditions thereof;

•	whether the shares of such class or series shall be convertible into shares of any other class or series of the same or any other class, and if so, the terms of such conversion; and

•	the extent of voting powers, if any, of the shares of such class or series.

The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock.  Holders of the Company’s common stock will not have preemptive rights with respect to any newly issued stock.  The Company’s Board of Directors could adversely affect the voting power of holders of the Company’s common stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights.  In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not believe to be in the best interests of its shareholders, the Board could issue additional preferred stock which could make any such takeover attempt more difficult to complete.  Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill.  In connection with our Rights Agreement, 40,000 shares of Series A Junior Participating Preferred Stock, no par value, have been designated and reserved for issuance.  We may issue these shares of preferred stock under certain circumstances if the rights distributed to our stockholders pursuant to our Rights Agreement become exercisable.  See the description of the Rights Agreement above in “Anti-Takeover Provisions—Rights Agreement.”

PLAN OF DISTRIBUTION

On or about September 10, 2012, we will distribute the subscription rights, subscription rights certificates and copies of this prospectus to individuals who owned shares of common stock of record as of the close of business on September 5, 2012, the record date for the rights offering. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment for the shares, to the subscription agent. See “The Rights Offering—Method of Exercising Rights.” If you have any questions, you should contact Robert F. Mangano, President and Chief Executive Officer, or Joseph M. Reardon, Senior Vice President and Treasurer, at (609) 655-4500. The subscription rights will not be listed on the NASDAQ Global Market or any other stock exchange or trading market. The shares of common stock issuable upon exercise of the subscription rights will be listed on the NASDAQ Global Market under the symbol “FCCY”.

We have agreed to pay the subscription agent customary fees plus certain expenses in connection with the rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the rights offering will be approximately $181,302.

USE OF PROCEEDS

The total proceeds to us from the rights offering will depend on the number of rights that are exercised. If we issue all 555,555 shares available in the rights offering, the total proceeds to us, before expenses, will be $5 million. We estimate that the expenses of the rights offering will be approximately $181,302, resulting in estimated net proceeds to us, assuming that all of the shares available in the rights offering are sold, of approximately $4,818,698. We expect to use the net proceeds for general corporate purposes.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the NASDAQ Global Market under the symbol “FCCY.”  The following table sets forth, for the periods indicated, the quarterly high and low sales prices per share of our common stock on the NASDAQ Global Market during 2012 (through August 10, 2012), 2011 and 2010, as reported on the Nasdaq Global Market.

	2012
	High	Low
Third Quarter (through August 10, 2012)	$9.50	$8.51
Second Quarter	$9.47	$7.75
First Quarter	$9.00	$6.50

	2011(1)		2010(1)
	High	Low	High	Low
Fourth Quarter	$ 6.67	$ 5.24	$ 7.75	$ 5.58
Third Quarter	$ 8.09	$ 5.74	$ 7.21	$ 5.52
Second Quarter	$ 8.24	$ 6.90	$ 8.10	$ 5.83
First Quarter	$ 9.04	$ 7.76	$ 7.90	$ 4.83

(1)	Prices have been retroactively adjusted for the 5% stock dividend paid by the Company on February 2, 2012.

As of August 13, 2012, there were approximately 290 record holders of the Company’s common stock.

The Company paid 5% stock dividends on February 2, 2012, February 2, 2011, and February 3, 2010.

The Company has never paid a cash dividend on its common stock and there are no plans to pay a cash dividend on its common stock at this time.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax consequences of the rights offering to U.S. holders (as defined below). This summary is based upon provisions of the Code, applicable Treasury Regulations, administrative rulings, judicial authorities and other applicable existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect which could result in U.S. federal income tax consequences different from those discussed below. No assurance can be given that the Internal Revenue Service, or IRS, will not challenge one or more of the tax results described in this discussion, and no ruling from the IRS has been, or is expected to be, sought with respect to the U.S. federal tax consequences of the rights offering.

This summary does not provide a complete analysis of all potential tax considerations. This summary is only applicable to U.S. holders of common stock who acquire the subscription rights pursuant to the terms of the rights offering, have held the common stock, and will hold the subscription rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as holders who may be subject to special tax treatment under the Code, including (without limitation) dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or traders in securities that elect to use a mark-to-market method of accounting for their securities, persons holding subscription rights or common stock as part of a hedging, integrated or conversion transaction or a straddle, persons deemed to sell common stock, under the constructive sale provisions of the Code, persons whose “functional currency” is not the U.S. dollar, and foreign taxpayers. This summary does not deal with any U.S. federal non-income, state, local or foreign tax consequences, estate or gift tax consequences, or alternative minimum tax consequences, nor does it address any tax considerations to persons other than U.S. holders.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our right or common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation, or other business entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, if its income is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or exercises the subscription rights or the over-subscription rights, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the U.S. federal income tax consequences of the receipt, exercise or lapse of the subscription rights.

Holders of common stock are urged to consult their own tax advisors as to the specific tax consequences of the rights offering to them, including the applicable federal, state, local and foreign tax consequences of the rights offering to them and the effect of possible changes in tax laws.

Taxation of Subscription Rights

Receipt of Subscription Rights.    Your receipt of subscription rights pursuant to the rights offering should be treated as a nontaxable distribution with respect to your existing common stock for U.S. federal income tax purposes, and the following summary assumes you will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your common stock and then as a capital gain. Expiration of the subscription rights would result in a capital loss.

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate basis between your existing common stock and the subscription rights in proportion to the relative fair market values of the existing common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable. The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

On the other hand, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing common stock on the date you receive the subscription rights, then you must allocate your basis in your existing common stock between the existing common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights.

Your holding period in a subscription right will include your holding period in the common stock with respect to which the subscription right was distributed.

Exercise of Basic Subscription Privilege or Over-Subscription Privilege.    Generally, you will not recognize gain or loss on the exercise of a subscription right pursuant to the basic subscription privilege or subscription for shares pursuant to the over-subscription privilege. Your tax basis in new shares of common stock acquired when you exercise a subscription right pursuant to the basic subscription privilege or subscribe for shares pursuant to the over-subscription privilege will be equal to your adjusted tax basis in the subscription right plus the subscription price. The holding period of a share of common stock acquired when you exercise a subscription right pursuant to the basic subscription privilege or subscribe for shares pursuant to the over-subscription privilege will begin on the date of exercise.

If you exercise a subscription right received in the rights offering after disposing of the share of our common stock with respect to which such subscription right is received, then certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of tax basis between the common stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common stock previously sold, and (3) the impact of such allocation on the tax basis of common stock acquired through exercise of the subscription right. If you exercise a subscription right received in the rights offering after disposing of the common stock with respect to which the subscription right is received, you should consult your tax advisor.

Non-Exercising Subscription Rights.    If you do not exercise your subscription rights, you should not recognize a capital loss for U.S. federal income tax purposes and any portion of the tax basis in your existing shares of common stock previously allocated to the subscription right not exercised should be re-allocated to the existing common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the securities of the Company offered hereby has been passed upon for the Company by Day Pitney LLP, New York, New York.  Attorneys in the law firm of Day Pitney LLP who have participated in the legal matters relating to this registration statement beneficially own an aggregate of 17,131 shares of the Company’s common stock as of August 13, 2012.

EXPERTS

The consolidated financial statements as of December 31, 2011 and 2010 and for the years then ended incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of ParenteBeard LLC, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus.  This prospectus summarizes material provisions of contracts and other documents that we refer you to.  For further information on the Company and the securities, you should refer to our registration statement and its exhibits.  As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus.  Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.  We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

We also file reports, proxy statements and other information with the SEC.  Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C.  The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.  You may also inspect our SEC reports and other information at the offices of The NASDAQ Stock Market at One Liberty Plaza, 165 Broadway, New York, New York 10006.

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

•	Current Reports on Form 8-K filed on August 17, 2012, August 24, 2012, and September 6, 2012;

•	The definitive proxy statement for our 2012 annual meeting of shareholders; and

•	The description of the common stock which is contained in the Company’s Registration Statement on Form 8-A including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should rely only on information contained or incorporated by reference in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only.  Our business, financial condition and results of operation may have changed since that date.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

1st Constitution Bancorp
2650 Route 130 North
Cranbury, New Jersey 08512
Attention:  Robert F. Mangano, President and Chief Executive Officer
Telephone: (609) 655-4500

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

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PROSPECTUS
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1ST CONSTITUTION BANCORP

Subscription Rights To Purchase Up To
 555,555 Shares Of Common Stock, No Par Value

September 6, 2012

We have not authorized any dealer, salesperson or any other person to give you written information other than this Prospectus or to make any representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This Prospectus is not an offer to sell these securities or our solicitation of any offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Prospectus nor any sales made hereunder shall create an implication that the information contained herein or the affairs of the Corporation have not changed since the date of this Prospectus.